Exhibit 5.24

McGRATH NORTH MULLIN & KRATZ, PC LLO

FIRST NATIONAL TOWER, SUITE 3700

1601 DODGE STREET

OMAHA, NEBRASKA 68102

November 22, 2011

Burlington Coat Factory of Nebraska, LLC

1830 Route 130 North

Burlington, New Jersey 08016

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special Nebraska legal counsel to Burlington Coat Factory of Nebraska, LLC, a Nebraska limited liability company (the “NE Guarantor”). This opinion letter is being delivered in connection with the proposed registration by Burlington Coat Factory Warehouse Corporation, a Delaware corporation (the “Issuer”), of $450,000,000 in aggregate principal amount of the Issuer’s 10% Senior Notes due 2019 (the “Exchange Notes”), to be guaranteed (the “Guarantee”) by, among others, the NE Guarantor, pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about July 15, 2011. Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Exchange Notes are to be issued pursuant to the Indenture dated as of February 24, 2011 (the “Indenture”) by and among the Issuer, the guarantors party thereto and Wilmington Trust FSB, as trustee (the “Trustee”). The Exchange Notes are to be issued in exchange for and in replacement of the Issuer’s 10% Senior Notes due 2019 issued on February 24, 2011 (the “Old Notes”), of which $450,000,000 in aggregate principal amount is outstanding and is subject to the exchange offer pursuant to the Registration Statement.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles of organization and limited liability company agreement of the NE Guarantor, (ii) resolutions of the NE Guarantor with respect to the entry into the Guarantee, (iii) the Indenture, (iv) the Registration Statement, (v) the Registration Rights Agreement, dated as February 24, 2011, by and among the Issuer, the guarantors party thereto and Goldman, Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporation and Wells Fargo Securities, LLC. (the “Registration Rights Agreement”) and (vi) forms of the Exchange Notes and the Guarantee.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the NE Guarantor, and the due authorization, execution and delivery of all documents by the parties thereto other than the NE Guarantor. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the NE Guarantor.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that (i) the NE Guarantor is validly existing, (ii) the NE Guarantor has the power to create the obligation of the Guarantee and (iii) the NE Guarantor has taken the required steps to authorize entering into the Guarantee under the laws of the State of Nebraska.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of Nebraska and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the State of Nebraska. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We have also assumed that the execution and delivery of the Indenture and the Exchange Notes and the performance by the Issuer and the NE Guarantor of their obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which any such party is bound, except those agreements and instruments that have been identified by the Issuer and the NE Guarantor as being material to them and that have been filed as exhibits to the Registration Statement.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

Yours very truly,

/s/ McGrath North Mullin & Kratz, PC LLO

McGRATH NORTH MULLIN & KRATZ, PC LLO